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                                                                   EXHIBIT 6.33


                       SECOND AMENDMENT TO LOAN AGREEMENT
                             (AND PERMANENT WAIVER)


         THIS DOCUMENT is entered into as of October 14, 1997, between NEUTRAL POSTURE ERGONOMICS, INC., a Texas corporation ("BORROWER") and COMERICA BANK-TEXAS, a Texas banking association ("LENDER").

         WHEREAS, Borrower and Lender are parties to the Loan Agreement (as renewed, extended, and amended the "LOAN AGREEMENT") dated as of December 30, 1996, and amended as of August 12, 1997, providing for extension of credit to Borrower. Borrower has requested that Lender permanently waive the matters described in PARAGRAPH 2 below. Lender has agreed, subject to the terms and conditions of this document, to those permanent waivers as provided below. Borrower and Lender have further agreed to amend the Loan Agreement in respect of the matters described in PARAGRAPH 4 below and to provide for a certain waiver as described in PARAGRAPHS 2 AND 5 below.

         ACCORDINGLY, for adequate and sufficient consideration, Borrower and Lender agree as follows:

1. TERMS AND REFERENCES. Unless otherwise stated in this document (A) terms defined in the Loan Agreement have the same meanings when used in this document and (B) references to "SECTIONS," "SCHEDULES," and "EXHIBITS" are to the Loan Agreement's sections, schedules, and exhibits.

2. PERMANENT WAIVERS. As of the effective date of this document, Lender permanently waives any Default that may exist solely as a result of Borrower's failure to previously provide the additions to Permitted Liens attached hereto as EXHIBIT A.

3. LIMITATIONS OF WAIVERS AND AMENDMENTS. The permanent waivers under PARAGRAPH 2, the amendments under PARAGRAPH 4, and the waiver, release and termination under PARAGRAPH 5 are effective only upon, and at such time as, Borrower's consummation of a public offering of its shares of Common Stock, par value $.01. Except as stated in PARAGRAPH 2 above, nothing in this agreement constitutes a waiver of existing or future Event of Default.

4.   AMENDMENTS TO LOAN AGREEMENT. The Loan Agreement is amended as follows:

     (A)  SECTION 1.1 is amended to add the following definition:

               "ACQUISITION LIENS" shall be liens in Acquired Assets of the Borrower or its Subsidiaries which have been disclosed to the Lender in writing not later than thirty (30) days before the assets are acquired by the Borrower or any Subsidiary and, in the case of inventory, machinery or equipment, disclosed so that the location, and, where applicable, the landlord's name and address are provided, and a copy of any applicable lease is provided to Lender.

               "ACQUIRED ASSETS" shall mean assets hereinafter acquired by the Borrower or any Subsidiary from the ongoing operations of a business not then controlled by the Borrower.




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               "CHANGE OF CONTROL" shall mean any of the following:

               (1) any consolidation or merger of Borrower in which Borrower is not the continuing or surviving corporation or pursuant to which shares of Borrower's common stock would be converted into cash, securities or other property, other than a merger of Borrower in which the holders of Borrower's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

               (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Borrower;

               (3) any approval by the shareholders of Borrower of any plan or proposal for the liquidation or dissolution of Borrower;

               (4) the cessation of control (by virtue of their not constituting a majority of directors) of Borrower's Board of Directors by the individuals (the "CONTINUING DIRECTORS") who (x) at the date of this amendment were directors or (y) become directors after the date of this amendment and whose election or nomination for election by Borrower's shareholders, was approved by the directors then in office who were directors at the date of this amendment or whose election or nomination for election was previously so approved); or

               (5) subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving Borrower to a case under Chapter 7.

     (B)  SECTION 5.6 is entirely amended as follows:

          SECTION 5.6 NO LIENS, PLEDGES, MORTGAGES OR SECURITY INTERESTS. Except for Permitted Liens, Acquisition Liens, or liens pursuant to borrowings up to $3,000,000, none of the Borrower's or the Subsidiaries' assets and properties, including the Collateral, is or shall be subject to any mortgage, pledge, lien, security interest or other encumbrance of any kind or character. With regard to Acquisition Liens, the Borrower agrees to use its commercially reasonable efforts to obtain landlord lien waivers, in form and substance satisfactory to the Lender, on any property subject both to an Acquisition Lien and a landlord's lien. Notwithstanding the foregoing, there shall be no liens in that portion of the Collateral which constitutes the Borrower's accounts receivable and/or inventory. At all times the Bank shall be the owner and holder of a first lien in and to the Borrower's accounts receivable and inventory.

     (C)  SECTION 6.5 is entirely amended as follows:

          SECTION 6.5 TANGIBLE NET WORTH AND TANGIBLE NET WORTH STEP UP REQUIREMENT. The Borrower shall at all times maintain a minimum Tangible Net Worth of Three Million and No/100 Dollars ($3,000,000) and shall cause its Tangible Net Worth to increase by not less than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) each fiscal year.





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     (D)  SECTION 6.6 is entirely amended as follows:

          SECTION 6.6 MAINTAIN DEBT RATIO. The Borrower shall maintain the ratio of Debt to Tangible Net Worth of not more than 1.5 to 1.0.

     (E)  SECTION 6.7 is entirely amended as follows:

          SECTION 6.7 MAINTAIN WORKING CAPITAL. The Borrower shall maintain minimum Working Capital of $1,000,000. For purposes hereof, "Working Capital" shall mean the sum of all cash, plus accounts receivable (less accounts receivable more than ninety days old and less any accounts for which there is a dispute concerning payment) plus inventory (less any obsolete inventory) less Current Liabilities.

     (F)  SECTION 6.8 is entirely amended as follows:

          SECTION 6.8 MAINTAIN FIXED CHARGE COVERAGE. The Borrower shall maintain a Fixed Charge Coverage ratio of not less than 1.5 to 1.0 to be calculated quarterly on a rolling quarterly basis.

               For purposes hereof, "Fixed Charge Coverage" shall mean the sum of net income plus depreciation, plus amortization plus interest expense, divided by the sum of current maturities of long-term debt (the Revolving Credit Note being considered short-term debt for purposes hereof) plus current maturities of capital leases, plus interest expense plus non-financed capital expenditures.

     (G)  SECTION 7.1 is entirely amended as follows:

          SECTION 7.1 DIVIDENDS. The Company may not pay any dividends (other than dividends payable in shares of its capital stock) or make any other distribution with respect to (whether by reduction of capital or otherwise) any shares of its capital stock, except that dividends from any Subsidiary to the Borrower are permitted. NOTWITHSTANDING THE FOREGOING, the Borrower may, from time to time, declare dividends provided that after declaring such dividends and making such accrual entries on its books and records as are required in accord and with GAAP no Event of Default would result hereunder either from the declaration of, or the accrual for such dividends. Borrower shall obtain the prior consent of Lender before declaring such dividends.

     (H)  SECTION 7.2 is entirely deleted.

     (I)  SECTION 7.3 is entirely amended as follows:

          SECTION 7.3 STOCK ACQUISITION. Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so, without the prior consent of Lender.

     (J)  SECTION 7.4 is entirely amended as follows:

          SECTION 7.4 LIENS AND ENCUMBRANCES. Incur, create or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (including any charge upon property purchased or acquired under a conditional sales or other title-retaining agreement or lease required to be capitalized under GAAP) upon any of its property or assets whether now owned or hereinafter acquired, other than those permitted pursuant to



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          Section 5.6 hereof, and in no event shall the Borrower allow to exist inferior liens in that portion of the Collateral constituting their accounts receivable or inventory.

     (K)  SECTION 7.5 is entirely deleted.

     (L)  SECTION 7.9 is entirely amended, as follows:

          SECTION 7.9 PROPERTY, TRANSFER OR LEASE-BACK. (a) Sell, lease, transfer or otherwise dispose of all or, except as to the sale of Inventory in the ordinary course of business, any material part of its properties and assets (whether in one transaction or in a series of transactions, or (b) enter into any sale-leaseback transaction; provided, however, that a Subsidiary wholly owned by the Borrower may sell, lease or transfer all or a substantial part of its assets to the Borrower or another Subsidiary wholly owned by the Borrower, and the Borrower or such Subsidiary may acquire all or substantially all of the properties and assets of the Subsidiary so to sold, leased or transferred to it.

     (M)  SECTION 7.10 is entirely amended as follows:

          SECTION 7.10 ACQUIRE SECURITIES. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest in, any other person except for (a) certificates of deposit with maturities of one year or less of United States commercial banks with capital, surplus and undivided profits in excess of $100,000,000, (b) direct obligations of the United States Government maturing within one year from the date of acquisition thereof, or (c) short-term, interest-bearing, securities, which are rated Baa2 or better by Moody's Investors Services, Inc., or BBB or better by Standard & Poors Ratings Group, a division of McGraw-Hill, Inc.

     (N)  SECTION 7.16 is entirely deleted.

     (O)  SECTION 8.1.7 is entirely amended as follows:

          SECTION 8.1.7 CHANGE OF CONTROL. If the Borrower shall undergo a Change of Control.

5. WAIVER OF GUARANTY. Lender hereby waives, releases and terminates the personal guaranty of Rebecca Boenigk, Robert Boenigk, Jaye Congleton, and Dr. Jerome Congleton of any and all of Borrower's existing and future indebtedness to Lender, and Lender shall take all actions necessary to accomplish such waiver, release and termination.

6. RATIFICATIONS. Borrower (A) ratifies and confirms all provisions of the Loan Agreement, as amended herein, (B) ratifies and confirms that all guaranties, assurances, and liens granted, conveyed, or assigned to Lender under the Loan Agreement by Borrower are not released, reduced, or otherwise adversely affected by this agreement and continue to guarantee, assure, and secure full payment and performance of the present and future obligation, and
(C) agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional documents and certificates as Lender may request in order to create, perfect, preserve, and protect those guaranties, assurances, and liens.

7. REPRESENTATIONS. Borrower represents and warrants to Lender that as of the date of this document (A) Borrower has all requisite authority and power to execute, deliver, and perform its obligations under this document, which execution, delivery, and performance have been duly authorized by all necessary corporate action, require no action by or filing with any governmental authority, do not violate any of its organizational documents or (except where not a materially adverse event) violate any governmental law, rule, or regulation applicable to it or any material agreement to which it or its assets



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are bound, (B) upon execution and delivery by all parties to it, this agreement will constitute the legal and binding obligation of Borrower, enforceable against it in accordance with the terms of this agreement except as that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity and (C) except as permanently waived by this document, no Event of Default exists.

8. EXPENSES. Borrower shall pay all costs, fees, and expenses paid or incurred by Lender incident to this agreement, including, without limitation, the reasonable fees and expenses of Lender's counsel in connection with the negotiation, preparation, delivery, and execution of this agreement and any related documents.

9. MISCELLANEOUS. Unless stated otherwise (A) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (B) headings and captions may not be construed in interpreting provisions, (C) this agreement must be construed, and its performance enforced, under Texas law, (D) if any part of this agreement is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, and (E) this agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same agreement.

10. ENTIRETIES. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES ABOUT THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

11. PARTIES. This document binds and inures to Borrower and Lender and their respective successors and assigns.

                     REMAINDER OF PAGE INTENTIONALLY BLANK.
                            SIGNATURE PAGE FOLLOWS.



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                                 SIGNATURE PAGE


         EXECUTED as of the date first stated above.


NEUTRAL POSTURE ERGONOMICS, INC.,           COMERICA BANK-TEXAS,
as Borrower                                 as Lender


By  /s/ Gregory A. Katt                     By  /s/ Walter F. Rodee IV
    ---------------------------------           -------------------------------
    Gregory A. Katt,                            Name: Walter F. Rodee IV
    Chief Financial Officer                     Title: Vice President





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                                   EXHIBIT A

                                PERMITTED LIENS


Liens in the Borrower's real property, including all of that certain lot, tract or parcel of land lying and being situated in Brazos County, Texas, and being Lots One (1) and Two (2), Block One (1), C. M. Patterson Subdivision, an addition to the City of Bryan, Brazos County, Texas, according to the plat recorded in Vol. 407, pg. 113, Deed Records of Brazos County, Texas, pursuant to a Deed of Trust, dated April 30, 1996, filed for record on May 2, 1996, and in favor of Thomas H. Aughinbaugh, III, Trustee, and Commerce National Bank, Beneficiary, securing a loan in the amount of $500,000 by Commerce National Bank.

Secondary liens in the Borrower's real property, including all of that certain lot, tract or parcel of land lying and being situated in Brazos County, Texas, and being Lots One (1) and Two (2), Block One (1), C. M. Patterson Subdivision, an addition to the City of Bryan, Brazos County, Texas, according to the plat recorded in Vol. 407, pg. 113, Deed Records of Brazos County, Texas, pursuant to a Deed of Trust, dated April 30, 1996, filed for record on May 2, 1996, and in favor of to Thomas H. Aughinbaugh, III, Trustee, securing a loan in the amount of $150,000 by Commerce National Bank, as subsequently assigned to the Brazos Valley Development Council, Revolving Loan Fund.